Exhibit 19
HILTON INSIDER TRADING POLICY

This Policy outlines the responsibilities of Hilton Board Members, Team Members, their families, and various entities, with respect to Insider Trading and federal securities laws. The Policy explains what is prohibited and the consequences associated with such activity, as well as what to do to ensure that any transactions are within legal boundaries.

This policy applies to all owned, leased, and/or managed hotels, and all corporate offices, wherever located. “Hilton” refers to Hilton Worldwide Holdings Inc., Hilton Domestic Operating Company Inc., Hilton Worldwide Manage Limited, any other company owned in whole or in part by Hilton Worldwide Holdings Inc., and any Hilton-owned, leased, and/or managed hotel.

POLICY STATEMENT
This Insider Trading Policy is important because the federal securities laws prohibit trading in a company’s stock on the basis of material nonpublic information. Penalties for violations of insider trading laws include embarrassment and liability for Hilton as well as disciplinary, civil and criminal sanctions for individuals, including incarceration.
•Board members and Team Members of Hilton are prohibited from trading in the Company’s stock if they are in possession of material nonpublic information.
•Board members, executive officers and certain other persons may not trade in the Company’s stock during specified blackout periods.
•A subset of the group that is subject to blackout periods, including board members and executive officers, also must pre-clear their trades with the General Counsel or CFO.
•Although the main focus of this policy is the prohibition of insider trading with respect to Hilton securities, the laws prohibit trading on inside information with respect to any public company’s securities, including those of competitors, suppliers and customers. Accordingly, Team Members must be mindful that any third- party confidential information they learn in the course of employment with Hilton may be subject to insider trading considerations.
•This policy also outlines procedures and provides templates to support compliance with all requirements.
Team Members must read the entire Insider Trading Policy.

1.    BACKGROUND AND PURPOSE
Hilton Worldwide Holdings Inc. and its subsidiaries (collectively, the “Company”) are committed to compliance with all applicable laws, including laws governing trading in the Company’s securities.
Federal securities laws prohibit any member of the Board of Directors (a “Board Member”) or employee of the Company including employees of all (hotels and timeshare resorts) owned, operated or managed by the Company whether or not they are employed by the Company (collectively “Team Members”) from purchasing or selling Company securities on the basis of material nonpublic information (referred to as “MNPI”) concerning the Company, or from tipping MNPI to others.

These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on Board Members, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (referred to as “controlling person liability”).

This Insider Trading Policy (this “Policy”) has been adopted in light of these legal requirements, and with the goal of:
•preventing inadvertent violations of the insider trading laws;
•avoiding embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
•avoiding even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•protecting the Company from controlling person liability; and
•protecting the reputation of the Company, its Board Members, and its employees.

Exhibit 19
As detailed below, this Policy applies to family members and certain other persons and entities with whom Board Members and Team Members have relationships.

1.1    WHAT TYPE OF INFORMATION IS “MATERIAL”?
Information is “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material:

•The Company’s key financial metrics and results, including, but not limited to, revenues, quarterly or annual results, EBITDA, adjusted EBITDA, RevPAR, occupancy, ADR, NUG, pipeline, and all GAAP equivalents, including net income and earnings per share.
•Guidance on earnings estimates and changing or confirming such guidance on a later date, or other projections of future financial performance.
•Changes in control or in management or the Board of Directors of the Company.
•Incurrence, refinancing, cancellation or repayment of or any other significant transaction involving the Company’s corporate debt, including changes to any key debt terms, such as amounts, interest rates and maturities, or any other key change to the Company’s capital stock.
•Development or launch of a new brand or a significant change in the strategic direction of an existing brand.
•A Company decision to commence or terminate the payment of cash dividends.
•Developments regarding customers or suppliers including the acquisition or loss of an important contract.
•Any financing transactions out of the ordinary course.
•Changes in compensation policy.
•The establishment of a program to repurchase securities of the Company.
•A default on outstanding debt of the Company or a bankruptcy filing, corporate restructuring or receivership.
•Legal or regulatory matters.
•Updates or changes to corporate governance practices.
•Change in or dispute with the Company’s independent registered public accounting firm.
•Financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders).
•Significant write-offs.
•A conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. Any person covered by this Policy should resolve any question concerning materiality of particular information in favor of materiality, and thus the activities described in Section 2.2 should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. The SEC takes a broad view as to what information is considered material. If you have any questions as to whether certain information is material, please contact the Office of the General Counsel.

1.2    WHEN IS INFORMATION “NONPUBLIC”?
Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

For purposes of this Policy, information is “Nonpublic” until three criteria have been satisfied:
(1) the information has been widely disseminated in one or more of the following ways: it has been carried in a “financial” news service such as the Dow Jones Broad Tape, it has been carried in a “general” news service such as the Associated Press, it has been carried by a national television news service, and/or it has appeared in a public filing made with the SEC (such as a Report on Form 10-K, Form

Exhibit 19
10-Q or Form 8-K); (2) the information disclosed was some form of “official” announcement (the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate) and (3) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.    PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1    PERSONS COVERED BY THIS POLICY
This Policy applies to the following persons or entities, hereafter referred to as “Covered Persons”:
•All Board Members.
•All Team Members.
•All family members of Board Members and Team Members, which, for purposes of this Policy, means those individuals who share the same address as, or are financially dependent on, such person and any other person who shares the same address as such person (other than (x) an employee or tenant or (y) another unrelated person whom the General Counsel determines should not be covered by this Policy) (“Family Members”).
•All corporations, partnerships, trusts, or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities (all hereafter referred to as “Related Entities”).

2.2    PROHIBITION ON TRADING WHILE AWARE OF MNPI
Except as provided in Section 4, no Covered Person may:
•Purchase, sell, donate, or otherwise transfer any securities of the Company or engage in any other transaction to acquire, transfer or dispose of securities, including market option exercises, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan while he or she is aware of any MNPI concerning the Company or recommend to another person that they do so.
•Disclose to any other person any MNPI concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities, or tipping that information to others.
•Purchase, sell, or donate any securities of another company or engage in any other transaction to acquire, transfer or dispose of securities of another company while he or she is aware of any MNPI concerning such other company that he or she learned in the course of his or her service as a Board Member or Team Member of the Company or recommend to another person that they do so.
•Disclose to any other person any MNPI concerning another company which he or she learned in the course of his or her service as a Board Member or Team Member of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company, or tipping that information to others.
•Comment on stock price movements or rumors of other corporate developments (including discussions in Internet chat rooms, on message boards, social media websites, news groups or any other similar forums) that are of possible significance to the investing public except in the ordinary course of business consistent with the guidelines set forth in this Policy, the Hilton Corporate Communications Policy, the Hilton Public Communications, Public Disclosure and Regulation FD Policy and the Hilton Confidential Information and Trade Secrets Guidelines and Policy.

2.3    PROHIBITION ON PLEDGES
No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan.

2.4    PROHIBITION ON SHORT SALES AND DERIVATIVE TRANSACTIONS
No Covered Person may engage in any of the following types of transactions:
•short sales of Company securities, including short sales “against the box”; or
•purchases or sales of puts, calls, or other derivative instruments or securities based on the Company’s securities.

3.    ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVES AND DESIGNATED EMPLOYEES
3.1    REQUIREMENTS FOR ACCESS TO MNPI

Exhibit 19
This Section 3 imposes additional requirements on certain persons in the Company who may have access to MNPI as part of their ordinary course roles and responsibilities (“Access Persons”).
For purposes of this Policy, Access Persons are designated as follows:

•All Board Members.
•All “officers”, as defined under Section 16 of the Exchange Act (“Section 16 Officers”).
•All members of the Company’s Executive Committee (“EC Members”).
•All Team Members at the level of Senior Vice President and above.
•Team Members in the following Company departments at the designated levels:

•Finance Department – all Team Members at the Vice President level and above, plus:
for the Investor Relations, Financial Reporting, Consolidations, Financial Systems and Technical Accounting divisions and the Corporate Financial Planning and Analysis team, Team Members at all levels;
for the Corporate Accounting division, all Team Members at the Director level and above for the Tax Accounting Research and Reporting division, all Team Members at the Senior Manager level and above;
for the Internal Audit department, all Team Members at the Director level and above;
for the Operations Finance division, all Team Members at the Director level and above;
for the Feasibility and Investment Analysis division, all Team Members at the Director level and above.
•Legal Department – all Team Members at the Manager level and above.

•Corporate Communications – all members of the Corporate Communications leadership team and all members of Global Corporate Communications division.

•Such other Team Members as are designated from time to time by the General Counsel.
•All Family Members of the above listed Access Persons.
•All Related Entities of the above listed Access Persons.

All Access Persons must submit to the Office of the General Counsel an acknowledgment in the form attached hereto as Schedule I.

3.2    BLACKOUT PERIODS
a)    Regular Blackout Periods
Except as provided in Section 4, no Access Person may purchase, sell, donate or otherwise transfer any securities of the Company during the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the first full trading day after the public announcement of earnings for such quarter (a “Regular Blackout Period”).

b)    Corporate News Blackout Periods
The Company may from time to time notify Board Members, Section 16 Officers and other specified Team Members that an additional blackout period (a “Special Blackout Period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may purchase, sell, donate or otherwise transfer any securities of the Company during such Special Blackout Period or inform anyone else that a Special Blackout Period is in effect.

In this Policy, Regular Blackout Periods and Special Blackout Periods are each referred to as a “Blackout Period.”

c)    Notification of Blackout Periods
The Company will deliver an e-mail (or other communication) notifying all Access Persons when a Regular Blackout Period will begin and end. In the case of a Special Blackout Period, the Company will notify Board Members, Section 16 Officers and specified Team Members by e-mail (or other communication) when the Special Blackout Period begins and when it ends. The Company’s delivery or nondelivery of these e-mails (or other communications) does not relieve any Access Person of the obligation to only trade in securities of the Company in full compliance with this Policy.

Exhibit 19
3.3    NOTICE AND PRE-CLEARANCE OF TRANSACTIONS
Certain Access Persons are required to obtain pre-clearance of any trading activity as described in this section.

a)    Pre-Transaction Clearance
No Board Member, Section 16 Officer or EC Member (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 4, unless such person pre-clears the transaction with either the Chief Financial Officer or the General Counsel. A request for pre-clearance shall be made at least two business days in advance of the proposed transaction and by completing a “Request for Pre-Clearance” form, which is attached hereto as Schedule II, and submitting it to the Office of the General Counsel.

Pre-Clearance must be in writing, dated and signed, specifying the securities involved. The Chief Financial Officer and the General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. The General Counsel shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel.

All trades that are pre-cleared must be effected within two business days of receipt of the pre- clearance unless a specific exception has been granted by the General Counsel and the Chief Financial Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the two business day period must be pre- cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of MNPI or becomes subject to a Blackout Period before the transaction is effected, the transaction is prohibited.

b)    Post-Transaction Notice
To facilitate public reporting requirements, each Board Member and Section 16 Officer shall also notify the General Counsel (or his or her designee) of the occurrence of any purchase, sale, gift, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

c)    Deemed Time of a Transaction
For purposes of this Section 3.3, a purchase, sale, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.    EXCEPTIONS
4.1    EXCEPTIONS
The prohibitions in Sections 2.2 and 3.2 on purchases, sales, donations and other transfers of Company securities do not apply to:
•Exercises of stock options or other equity awards that would otherwise expire or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Team Member or Board Member is aware of MNPI or, in the case of an Access Person, during a Blackout Period.
•Other purchases of securities from the Company or sales of securities to the Company.

4.2    10B5-1 PLANS
The prohibitions in Sections 2.2 and 3.2 on purchases, sales, donations and other transfers of Company securities do not apply to: purchases, sales, donations or transfers made pursuant to a binding contract, written plan or specific instruction (a “Trading Plan”) that is adopted and operated in compliance with Rule 10b5-1, included but not limited to

Exhibit 19
compliance with applicable restrictions on overlapping 10b5-1 trading plans and minimum cooling-off periods; provided such Trading Plan:
(1) is in writing;
(2) was submitted to the Company for review by the Company and pre-cleared by the General Counsel prior to its adoption;
(3) was not adopted while the employee or Board Member was aware of MNPI or, in the case of an Access Person, during a Blackout Period; and
(4) in the case of a Board Member or Section 16 Officer, requires the Board Member’s or Section 16 Officer’s broker to notify the Company before the close of business on the day after the execution of the transaction.
a)    Modifications to Trading Plans
Modifications to Trading Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to a Trading Plan must also comply with all of the above requirements, including applicable cooling-off periods, all other 10b5-1 requirements, and pre-clearance by the General Counsel.

b)    Trade Commencement under Trading Plan
For Access Persons, if a Trading Plan is adopted (or modified) within two weeks prior to the commencement of a Regular Blackout Period, trades may not occur pursuant to such Trading Plan prior to the termination of such Regular Blackout Period and in no event earlier than the expiration of the applicable cooling-off period that applies under Rule 10b5-1(c)(1)(ii)(B).

The Company reserves the right to withhold pre- clearance of any Trading Plan that the Company determines is not consistent with the rules regarding such plans.

4.3    HARDSHIP EXEMPTIONS
Those subject to Blackout Periods may request a hardship exemption for periods during a blackout if they are not in possession of MNPI and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions will be granted infrequently and only in exceptional circumstances. Any request for a hardship exemption shall be made to the Chief Financial Officer or the General Counsel.

4.4    APPLICATION OF POLICY AFTER CESSATION OF SERVICE
For all Covered Persons, this Policy continues in effect until the end of the first Regular Blackout Period after termination of employment or other relationship with the Company, except that the pre-clearance requirements set forth in Section 3.3 continue to apply to Pre-Clearance Persons and their respective Family Members and Related Entities for six months after termination of their status with the Company.

5.    REGULATION BTR
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, no Board Member or Section 16 Officer shall directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

6.    PENALTIES FOR VIOLATION
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings that can result in significant fines and civil penalties, being barred from service as an officer or director of a public company or imprisonment.

7.    COMPANY EDUCATION AND ASSISTANCE
7.1    EDUCATION
The Company shall take reasonable steps designed to ensure that all Board Members and Team Members are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

Exhibit 19
7.2    ASSISTANCE
The Company shall provide reasonable assistance to all Board Members and Section 16 Officers, as requested by such Board Members and Section 16 Officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Board Members and Section 16 Officers.

7.3    LIMITATION ON LIABILITY
None of the Company, the Chief Financial Officer, the General Counsel, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a request for pre-clearance submitted pursuant to Section 3.3 or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3 or review of a trading plan pursuant to Section 4.1, none of the Company, the Chief Financial Officer, the General Counsel, or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.